Exhibit (a)(1)(A)

SONOSITE, INC.

OFFER TO PURCHASE FOR CASH

SHARES OF ITS COMMON STOCK FOR AN AGGREGATE PURCHASE PRICE OF $100 MILLION,

UP TO A MAXIMUM OF 3,831,417 SHARES

AT A PER SHARE PURCHASE PRICE NOT LESS THAN $26.10 PER SHARE NOR GREATER

THAN

$30.00 PER SHARE

THE OFFER, PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL

EXPIRE AT 5:00 P.M., NEW YORK TIME, ON FEBRUARY 19, 2010, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

SonoSite, Inc. is:

•	Offering to purchase up to 3,831,417 shares of our common stock in a tender offer (the “Offer”), or such lesser number of shares as are properly tendered and not properly withdrawn; and

•

Offering to purchase these shares at a price not less than $26.10 nor greater than $30.00 per share in cash, without interest upon the terms and subject to the conditions described in this offer to purchase (the “Offer to Purchase”). Accordingly, we will purchase shares having an aggregate purchase price of no more than $100 million.

If you want to tender your shares in the Offer, you should:

•

Specify the price between $26.10 and $30.00 (in increments of $0.10) per share at which you are willing to tender your shares or, if you wish to maximize the chance that your shares will be purchased at the purchase price determined by us pursuant to the Offer, you should check the box in the accompanying letter of transmittal (the “Letter of Transmittal”) below the caption “Shares Tendered at Price Determined Pursuant to the Offer”;

•	Specify the number of shares you want to tender; and

•	Follow the instructions in this Offer to Purchase and the related documents, including the accompanying Letter of Transmittal, to submit your shares.

When the Offer expires:

•

We will select the lowest purchase price specified by tendering shareholders that will enable us to purchase shares having an aggregate purchase price of $100 million or, if shares with an aggregate value of less than $100 million are tendered at or below the maximum price of $30.00 per share, all shares that are properly tendered and not properly withdrawn;

•	All shares acquired in the Offer will be acquired at the same purchase price regardless of whether a shareholder tenders any shares at a lower price; and

•

If the number of shares tendered at or below the selected price have an aggregate value in excess of $100 million, as measured at such selected price, we will purchase shares at the selected price on a pro rata basis (subject to the “odd lot” priority described in Section 1 and the considerations for conditional tenders described in Section 6) from all shareholders who properly tendered shares at or below the selected price, with appropriate adjustments to avoid purchases of fractional shares.

Our common stock:

•	Is listed and traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “SONO,”

•

Had a closing price of $26.10 on January 8, 2010, the last full trading day before we announced the Offer and had a closing price of $28.16 per share on January 15, 2010, the last full trading day before we commenced the Offer. We urge you to obtain current market quotations for the shares.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions, some or all of which we may elect to waive as discussed in Section 7, “Conditions of the Offer.” We reserve the right, in our discretion, to purchase more than 3,831,417 shares, subject to applicable legal requirements.

Our board of directors has approved this Offer. However, neither we, nor our board of directors or executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or not tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

This Offer to Purchase contains important information about the Offer. We urge you to read this Offer to Purchase, including the documents incorporated by reference, and the related Letter of Transmittal in their entirety.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance, you should contact Georgeson Inc. (“Georgeson”), the information agent for the Offer or J.P. Morgan Securities Inc., the dealer manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase or the related Letter of Transmittal, you should contact Georgeson, the information agent.

The Dealer Manager for the Offer is:

Offer to Purchase dated January 19, 2010

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company N.A. (“Computershare”), the depositary for the Offer;

•

if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3; or

•

if you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise; however, you must exercise your vested options at least five business days prior to the expiration date of the Offer (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York time, on February 12, 2010) in order to provide you with sufficient time to properly tender the shares in the Offer. Holders of vested options who exercise and tender the shares underlying such options will have their shares purchased on the same basis as other holders of shares, and will be subject to the same conditions and pro-ration. Accordingly, not all of the shares issued on exercise, and tendered, may be purchased. No exercise of vested options may be revoked even if some of the shares that are issued on exercise of the options are not purchased yet.

If you want to tender your shares, but:

•	your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of the Offer; or

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the depositary by the expiration of the Offer,

then you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

To tender your shares you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer, including choosing a price at which you wish to tender your shares.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box below the caption “Shares Tendered at a Price Determined Pursuant to the Offer” in the section of the Letter of Transmittal called “Price at Which You Are Tendering.” Note that this election could result in your shares being purchased at the minimum price of $26.10 per share.

If you have questions or need assistance, you should contact Georgeson Inc., which is the information agent for the Offer, at the address or telephone number on the back page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery from the information agent.

We are not making this Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary to allow us to make this Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering shares in the Offer. We have not authorized any person to give any information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, any recommendation, information or representation must not be relied upon as having been authorized by us, the dealer manager or the information agent.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase (the “Offer to Purchase”), but you should realize that it does not describe all of the details of the Offer to the same extent that they are described in the body of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. In this Offer to Purchase, we use the terms “SonoSite, Inc.,” “SonoSite,” “we,” “us” and “our” to refer to SonoSite, Inc. and its subsidiaries.

Who is offering to purchase my shares?

SonoSite, Inc., a Washington corporation, is offering to purchase up to 3,831,417 shares of its outstanding common stock (the “Offer”) or such lesser number of shares as are properly tendered and not properly withdrawn. See Section 1.

What will be the purchase price?

•

The price range for the Offer is $26.10 to $30.00 per share. We are conducting the Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to choose a price (in increments of $0.10 per share) within this price range at which you are willing to sell your shares. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering shareholders, we can purchase shares having an aggregate purchase price of $100 million, or such lesser number of shares as are properly tendered and not withdrawn. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures. We will determine the purchase price for tendered shares promptly after the Offer expires. See Section 1, “Number of Shares; Proration; Odd Lots.”

•

If you wish to maximize the chance that your shares will be purchased, you should check the box below the caption “Shares Tendered at a Price Determined Pursuant to the Offer” in the section of the Letter of Transmittal called “Price at Which You Are Tendering.” Note that this election could result in your shares being purchased at the minimum price of $26.10 per share. See Section 1.

How many shares will SonoSite purchase?

•

We will purchase shares of our common stock having an aggregate purchase price of $100 million, or such lesser number of shares as are properly tendered and not withdrawn. At the minimum price of $26.10 per share in the Offer, we will purchase a maximum of 3,831,417 shares, or approximately 22.1% of our outstanding common stock as of January 15, 2010. At the maximum price of $30.00 per share in the Offer, we will purchase a maximum of 3,333,333 shares, or approximately 19.2% of our outstanding common stock as of January 15, 2010. All purchases are subject to the terms and conditions of the Offer. See Sections 1 and 2. We will not purchase fractional shares and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $100 million.

•	The Offer is not conditioned on any minimum number of shares being tendered, but is subject to a number of other important conditions described below.

What will be the form of payment of the purchase price?

If your shares are purchased in the Offer, you will be paid the purchase price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the Offer. We will pay the purchase price promptly after the Offer expires, but under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

How will SonoSite obtain the funds to make the payment?

The maximum aggregate purchase price for the shares purchased in the Offer will be $100 million, which we will fund from cash on hand.

If I tender my shares, how many of my shares will SonoSite purchase?

If the price at which you tendered your shares is in excess of the purchase price we select, pursuant to the procedures set forth in this Offer to Purchase, we will not purchase any of the shares you tender. Even if you tender shares at or below the purchase price we select we may not purchase all of your tendered shares. If shares having an aggregate value of more than $100 million (valued at the purchase price) are tendered at or below the selected purchase price, we will purchase shares from all shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis. As a result, we will purchase the same percentage of tendered shares from each shareholder who properly tenders shares at prices equal to or below the selected price, subject to the odd lot procedures described in Section 1 and the conditional tender provisions contained in Section 6. We will announce this proration percentage, if proration is necessary, after the Offer expires.

What is the purpose of the Offer?

•

With the assistance of management, our board of directors has reviewed a variety of alternatives for using our available financial resources. Among other factors, our board of directors considered our existing and anticipated capitalization and financial position, including our outstanding common stock, financial ratios, the market price of our common stock and our operations, strategy and expectations for the future.

•

We believe that the “modified Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide all of our shareholders with the opportunity to tender shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

•

The Offer, and particularly the preference given to holders of fewer than 100 shares, may reduce the number of holders of our shares and thereby reduce the administrative costs of mailing securities filings and notices to such holders.

•	For a further discussion of the potential benefits and the potential risks and disadvantages of the Offer, see Section 2.

What does the board of directors of SonoSite think of the Offer?

Our board of directors has approved the Offer. However, none of SonoSite’s management, our board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into the Offer because we believe that you should make your own decision based on your views as to the value of SonoSite’s shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations. Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the Offer. Accordingly, assuming we purchase 3,831,417 shares in the Offer, which represents the maximum number of shares that we would purchase based on the minimum price per share of $26.10 in the Offer, the proportional beneficial ownership of our directors and executive officers will increase to approximately 9.0%.

Our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker and financial or tax advisor.

What are the significant conditions to the Offer?

•	The Offer is subject to a number of conditions, including, among others:

•

That there has been no decrease of 10% or more in the market price of our shares or in the NASDAQ Composite Index, the New York Stock Exchange Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index or any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our business condition (financial or otherwise), income, operations or prospects or that of our subsidiaries, taken as a whole, or on the trading in our shares;

•

That there has been no change or event discovered or threatened relating to our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or otherwise), operations or prospects, or in the ownership of our shares, which in our reasonable judgment is or may be material to us or otherwise makes it inadvisable for us to proceed with the Offer.

•	We may terminate the Offer, if, among other things, following the date of this Offer to Purchase another person or entity:

•	Proposes, announces or makes a tender or exchange offer for our shares or any other merger, business combination or other similar transaction involving us;

•

To our knowledge and subject to exceptions, acquires or proposes to acquire more than 5% of our shares or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares; or

•	Files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire SonoSite or any of our shares.

•	These and other conditions are described in greater detail in Section 7.

How will the Offer affect the number of shares of common stock outstanding and the number of record holders of SonoSite?

•

As of January 15, 2010, we had 17,363,186 issued and outstanding shares of common stock. At the minimum price of $26.10 per share in the Offer, we will purchase a maximum of 3,831,417 shares, or approximately 22.1% of our outstanding stock as of January 15, 2010. At the maximum price of $30.00 per share in the Offer, we will purchase a maximum of 3,333,333 shares, or approximately 19.2% of our outstanding common stock as of January 15, 2010. Based on the foregoing, if the Offer is fully subscribed, we will have between 13,531,769 and 14,029,853 shares outstanding following the purchase of shares tendered in the Offer. See Section 2.

•	To the extent any of our shareholders tender their shares in full and that tender is accepted in full, the number of our record holders could be reduced. See Section 2.

•	Shareholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in SonoSite. See Section 2.

Following the Offer, will SonoSite continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause SonoSite to be delisted from NASDAQ or stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 2.

How long do I have to decide whether to tender my shares in the Offer? Can SonoSite extend the Offer past the initial expiration date?

•

You may tender your shares until the Offer expires. Currently, the Offer is scheduled to expire at 5:00 p.m., New York time, on February 19, 2010. If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your nominee or broker to find out their deadline.

•

We can extend the Offer past this scheduled expiration date in our sole discretion. If we choose to do so, we will announce the extension of the Offer no later than 9:00 a.m. New York time on the next business day after the previously scheduled or announced expiration date. You will be able to tender your shares until 5:00 p.m., New York time, on the day selected as the new expiration date. See Sections 1 and 15.

Can SonoSite amend the terms of the Offer?

We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15.

Will SonoSite notify me if it amends the terms of the Offer or extends the expiration date?

We will announce any amendment to the Offer by making a public announcement of the amendment. We will announce any extension of the Offer no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the Offer, we will also give written or oral notice to the depositary. See Section 15.

How do I tender my shares?

•	To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover page of this Offer to Purchase before the Offer expires.

•	You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this Offer to Purchase.

•	For a more detailed explanation of the tendering procedures, see Section 3.

Can I participate in the Offer if I hold vested stock options to purchase shares?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer. See Section 3. If your stock options have vested you should follow the instructions in “Important Procedures” on the inside front cover of this Offer to Purchase and in Instruction 14 of the Letter of Transmittal. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor or broker.

How do holders of vested stock options participate in the Offer?

If you hold vested but unexercised options, you must exercise such options in accordance with the terms of the applicable stock option or compensation plans and tender the shares received upon such exercise in accordance with the Offer. See Instruction 14 of the Letter of Transmittal. You must exercise your vested options at least five business days prior to the expiration date of the Offer (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York time, on February 12, 2010) in order to provide you with sufficient time to properly tender the shares in the Offer.

Can I participate in the Offer if I hold unvested stock options, stock awards or other restricted equity interests?

Holders of unvested stock awards or other restricted equity interests may not tender shares represented by such interests.

In what order will SonoSite purchase the tendered shares?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate value in excess of $100 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn on or prior to the expiration date of the Offer, we will purchase shares in the following order of priority:

•	First, all shares owned in “odd lots” (less than 100 shares) that have been properly tendered;

•	Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) tendered at or below the purchase price on a pro rata basis, if necessary; and

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Third, if necessary to permit us to purchase shares having an aggregate purchase price of $100 million, such shares conditionally tendered at or below the purchase price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares). See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

No. If you properly tender, and do not properly withdraw, your shares according to the procedures specified for holders of “odd lots,” we will purchase all of your shares without subjecting them to the proration procedure, subject to the conditions of the Offer. See Section 1 and Section 7.

Can I tender shares in the Offer subject to the condition that a specified minimum number of my shares must be purchased in the Offer?

Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

How and when will I be paid?

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If your shares are purchased in the Offer, you will be paid the purchase price less all tax withholdings, in cash, without interest, promptly after the expiration date of the Offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 3 and 15.

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We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date of the Offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

Once I have tendered my shares in the Offer, can I withdraw my tender?

•	You can withdraw your previously tendered shares at any time before the Offer expires, which is initially 5:00 p.m., New York time, on February 19, 2010.

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In addition, after the Offer expires, unless we have already accepted your tendered shares for payment, you may withdraw your shares at any time after 12:01 a.m., New York time, on March 19, 2010. See Section 4.

How do I withdraw previously tendered shares?

To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary on a timely basis while you still have the right to withdraw. If you have tendered by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the broker or bank to arrange for withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary, if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3, or if you are exercising options to tender shares. See Section 4.

Do the directors or executive officers of SonoSite intend to tender their shares in the Offer?

Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the Offer. Accordingly, assuming we purchase 3,831,417 shares in the Offer, which represents the maximum amount of shares that we would purchase based on the minimum price per share of $26.10 in the Offer, the beneficial ownership of our directors and executive officers will increase to approximately 9.0%.

What are the United States federal tax consequences if I tender my shares to SonoSite?

•	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. See Section 14.

•	The cash you receive generally will be treated either as:

•	Proceeds of a sale or exchange eligible for capital gains treatment; or

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A dividend to the extent of our available current year or accumulated earnings and profits, and thereafter, first as a non-taxable return of capital (to the extent of your tax basis in our stock) and then as capital gain.

•

In the case of foreign shareholders, because it is unclear which characterization applies, we intend to withhold 30% of the gross proceeds paid (i.e., applying the withholding rate applicable to the payment of dividends to foreign shareholders), unless you establish your entitlement to a lower or zero withholding rate by timely filing the applicable Form W-8. See Section 3.

What is the market value of my shares as of a recent date?

•

On January 8, 2010, the last full trading day before we announced the Offer, the closing per share price of our common stock on NASDAQ was $26.10. On January 15, 2010, the last full trading day before we commenced the Offer, the closing per share price of our common stock on NASDAQ was $28.16.

•	We urge you to obtain a current market quotation for your shares before deciding whether and, if so, at what purchase price or prices, to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to SonoSite?

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If you are a registered shareholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 5.

•	If you instruct the depositary in the Letter of Transmittal to make payment for the shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Whom can I talk to if I have questions about the Offer?

•

Our information agent can help answer your questions. The information agent is Georgeson Inc. You may also contact J.P. Morgan Securities Inc., the dealer manager for the Offer. Contact information for the information agent and the dealer manager appears on the back page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains a number of forward-looking statements, including, among others, statements dealing with the Offer, the date on which we will announce the final proration factor or pay for tendered shares, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the Offer, the listing and tradability of our stock after the Offer is completed and the continued treatment of our shares as margin securities, sufficiency of our cash reserves, our ability to expand our market penetration, our ability to expand our distribution channels, customer acceptance of our products, our ability to meet the expectations of our customers, our expectations to continue to develop new products and enhance existing products, our expectations regarding the amount of our research and development expenses, our expectations relating to our selling, general and administrative expenses, our efforts to achieve additional operating efficiencies and to review and improve our business systems and cost structure, our expectations to continue investing in technology, resources and infrastructure, our expectations concerning the availability of products from suppliers and contract manufacturers, anticipated product costs and sales prices, our legal risks and prospects for our business and the portable ultrasound systems industry generally. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this Offer to Purchase.

These forward-looking statements are based on current management expectations and are subject to substantial risks and uncertainties (many of which are beyond our control) which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to SonoSite or its management are intended to identify such forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this Offer except as required by law.

Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

•	Changes in general and/or specific economic conditions in the healthcare industry;

•	Currency exchange rate fluctuations in various currencies in which we do business and longer receivables collection periods outside of the United States;

•	Our ability to expand the market for our products to new applications and new users;

•	Our ability to integrate the business and technology of any future acquisition;

•	If healthcare reimbursement policies place limits on which providers may receive payment for imaging services or substantially reduce reimbursement amounts or coverage for specific procedures;;

•	Our ability to compete effectively;

•	Our ability to develop and support our relationships with our distributors;

•	Our ability to effectively develop new and innovative products and product features that achieve market acceptance;

•	The results of existing or potential intellectual property claims and litigation either initiated by or against us;

•	Our ability to protect our patents and proprietary rights;

•	Our ability to predict our sales and plan manufacturing requirements with accuracy;

•	The failure of our suppliers, including our single-source suppliers, to supply us with the components that we need to manufacture our products on a timely basis;

•	Our ability to overcome the risks inherent in international business activities;

•	Our, and our suppliers’ ability to comply with U.S. and foreign governmental regulations applicable to our products and manufacturing practices;

•	Our ability to manage our growth;

•	Our reliance on a single manufacturing facility;

•	Fluctuations in warranty expenses actually incurred;

•	The loss of key employees or management personnel;

•	Seasonality and concentration of revenues at the end of the quarter;

•	Product liability and other claims and product field actions initiated against us;

•	Our ability to sustain or increase our productivity;

•	Our investment securities may be adversely impacted by economic factors beyond our control;

These and other factors are discussed in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K, which is incorporated by reference herein.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the Offer or other matters addressed in this Offer to Purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except as required by applicable law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

INTRODUCTION

To the Holders of Common Stock of SonoSite, Inc.:

SonoSite, Inc., a Washington corporation, invites its shareholders to tender shares of its common stock, par value $0.01 per share, having an aggregate purchase price of $100 million, for purchase by SonoSite. We are offering to purchase up to 3,831,417 shares at a price of not less than $26.10 nor greater than $30.00 per share in cash, without interest, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together constitute the “Offer.”

We plan to fund this Offer with $100 million of cash on hand. We will select the lowest purchase price specified by tendering shareholders that will enable us to purchase shares having an aggregate purchase price of $100 million or, if shares with an aggregate value of less than $100 million are tendered at or below the maximum price of $30.00 per share, all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the same purchase price regardless of whether a shareholder tendered shares at a lower price. We will not purchase fractional shares and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $100 million.

We reserve the right, in our sole discretion, to purchase shares having an aggregate purchase price of more than $100 million in the Offer by amending the terms of the Offer to reflect this change in the manner set forth in Section 15.

We will purchase only those shares properly tendered at prices at or below the purchase price, and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we will not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the purchase price and shares we do not purchase because of the “odd lot” priority, proration or conditional tenders promptly following the expiration of the Offer.

Tendering shareholders whose shares are registered in their own names and who properly tender their shares directly to Computershare Trust Company N.A., the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned on a minimum number of shares being tendered. The Offer, however, is subject to other important conditions. See Section 7.

Our board of directors has approved the Offer. However, neither we, nor any of our board of directors, executive officers, the information agent, depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into the Offer because we believe that you should make your own decision based on your views as to the value of SonoSite’s shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the Offer. Accordingly, assuming we purchase 3,831,417 shares in the Offer, which represents the maximum amount of shares that we would purchase based on the minimum price per share of $26.10 in the Offer, the beneficial ownership of our directors and executive officers will increase to approximately 9.0%. See Section 11. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker and financial or tax advisor.

As of January 15, 2010, there were approximately 17,363,186 shares issued and outstanding. At the minimum price of $26.10 per share in the Offer, we will purchase a maximum of 3,831,417 shares, or approximately 22.1% of our outstanding common stock as of January 15, 2010. At the maximum price of $30.00 per share in the Offer, we will purchase a maximum of 3,333,333 shares, or approximately 19.2% of our outstanding common stock as of January 15, 2010. Based on the foregoing, if the Offer is fully subscribed, we will have between 13,531,769 and 14,029,853 shares outstanding following the purchase of shares tendered in the Offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer. See Section 2.

Our common stock is listed and traded on NASDAQ under the symbol “SONO.” On January 8, 2010, the last full trading day before we announced the Offer, the closing per share price of our common stock On NASDAQ was $26.10. On January 15, 2010, the last full trading day before we commenced the Offer, the closing per share price of our common stock on NASDAQ was $28.16. You are urged to obtain current market quotations for our common stock before deciding whether and, if so, at what purchase price or purchase prices, to tender your shares. See Section 8.

This Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER

1. Number of Shares; Proration; Odd Lots

On the terms and subject to the conditions of the Offer, we purchase shares of our common stock having an aggregate purchase price of $100 million or such lesser amount of shares as are properly tendered before the expiration date and not properly withdrawn in accordance with Section 4, at a cash price not less than $26.10 nor greater than $30.00 per share, without interest.

For purposes of the Offer, the term “expiration date” means 5:00 p.m., New York time, on February 19, 2010, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If extended by us, the term “expiration date” will refer to the latest time and date at which the Offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

We reserve the right, in our sole discretion, to purchase more in the Offer by amending the terms of the Offer to reflect this change in the manner set forth in Section 15.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $26.10 per share nor greater than $30.00 per share, at which they are willing to sell their shares to us in the Offer. Prices may be specified in increments of $0.10 per share. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in the Offer. Shares tendered without a specified price could result in the tendering shareholder receiving a price per share as low as $26.10.

Promptly following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $26.10 and $30.00, net per share in cash, without interest, that will enable us to purchase shares having an aggregate value of $100 million (at the selected price), or if shares with an aggregate value of less than $100 million are tendered at or below the maximum price of $30.00 per share, all shares that are properly tendered and not properly withdrawn.

Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of the Offer, including the proration and conditional tender provisions described below. If the value of the shares properly tendered at or below the selected price is in excess of $100 million, as measured at such selected price, we will purchase shares at the selected price on a pro rata basis (subject to the “odd lot” priority described in Section 1 and the considerations for conditional tenders described in Section 6) from all shareholders who properly tendered shares at or below the selected price, with appropriate adjustments to avoid purchases of fractional shares. See Section 5 for a more detailed description of our purchase of and payment for properly tendered shares.

All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above. We will not purchase fractional shares and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $100 million.

All shares properly tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of the odd lot priority, proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you wish to tender shares.

If we:

•	Increase above $30.00 or decrease below $26.10 the range of prices to be paid for shares; or

•	Increase by more than 2% the amount of shares being sought; or

•	Decrease the amount of shares being sought; or

•	Materially change the fees to be paid to our dealer manager,

then the Offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

We also expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7, “Conditions of the Offer,” shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. See Section 15.

In calculating the number of shares to be accepted for payment and the purchase price pursuant to the procedures described in this Offer to Purchase, we will add to the total number of shares tendered at the minimum price of $26.10 the number of shares tendered by shareholders who have indicated, in the appropriate box in the Letter of Transmittal, that they are willing to accept the price determined in the Offer. Accordingly, shares tendered at the price determined in the Offer will be treated the same as shares tendered at $26.10 per share. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer, however, is subject to other important conditions.

Priority of Purchase. Upon the terms and subject to the conditions of the Offer, if shares with an aggregate value of less than $100 million are properly tendered at or below the maximum price of $30.00 per share, we will purchase all shares that are properly tendered and not properly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shareholders have properly tendered and not properly withdrawn shares having an aggregate value in excess of $100 million, measured at the maximum price at which such shares were properly tendered, on or prior to the expiration date of the Offer, subject to the conditional tender procedures described in Section 6, we will purchase shares in the following order of priority:

•

First, all such shares owned beneficially or of record by a holder of fewer than 100 shares of common stock who properly tenders all of such shares (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•

Second, after purchase of all of the foregoing shares, all other shares (other than conditionally tendered shares for which the condition was not satisfied) tendered at or below the purchase price on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional shares); and

•

Third, if necessary to permit us to purchase shares having an aggregate purchase price of $100 million, shares conditionally tendered at or below the purchase price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares).

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not less than $26.10, nor greater than $30.00 per share, at which they are willing to sell their shares to us in the Offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer, which could result in the tendering shareholder receiving a price per share as low as $26.10. As promptly as practicable following the expiration time of the Offer, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price specified by tendering shareholders that will enable us to purchase shares having an aggregate value of $100 million (at the selected price) or, if shares with an aggregate value of less than $100 million are tendered at or below the maximum price of $30.00 per share, the highest price at which shares were properly tendered and not properly withdrawn. By following the instructions in the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price.

Proration. In the event of an over-subscription from the shareholders in the Offer, shares tendered will be subject to proration, except for “odd lots,” which are described below. We will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder at or below the purchase price selected by us to the total number of shares tendered by all shareholders at or below the purchase price selected by us. This ratio will be applied to shareholders tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the Offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the conditional tender procedures described in Section 6, we may not be able to announce the final proration percentage or commence payment for any shares purchased under the Offer immediately following the expiration of the Offer. In such cases, it could be seven to ten business days after the expiration date before we are able to commence payment for the tendered shares. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder may affect the United States income tax consequences to the shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate (by certificate) the order of priority in which such shareholder wishes the shares it tenders to be purchased in the event of proration. In addition, shareholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for income tax reasons.

We will mail this Offer to Purchase and the related Letter of Transmittal to record holders of shares as of January 15, 2010 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Odd Lots. The term “odd lots” means all shares tendered at prices at or below the purchase price by a shareholder who owns beneficially or of record a total of fewer than 100 shares (such shareholder, an “odd lot holder”) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the priority preference for odd lots, an odd lot holder must tender all shares owned in accordance with the procedures described in Section 3, “Procedures for Tendering Shares.” Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By properly tendering shares in the Offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any odd lot holder wishing to tender all shares held pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the notice of guaranteed delivery.

2. Purpose of the Offer; Certain Effects of the Offer; Other Plans or Proposals.

Purpose of the Offer

Our board of directors has decided to conduct a “modified Dutch auction” tender offer at a price range of $26.10 to $30.00 for the shares after reviewing a variety of alternatives for using our available financial resources with the assistance of management. Our board of directors considered our existing and anticipated capitalization and financial position, including our outstanding common stock, financial ratios, the market price of our common stock and our operations, strategy and expectations for the future.

We believe that the Offer represents a prudent use of our financial resources in light of our business profile, assets, current indebtedness, debt capacity and the current market price for our common stock. The primary purpose of the Offer is to provide our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. Furthermore, the Offer, and particularly the preference given to holders of fewer than 100 shares, may reduce the number of holders of our shares and thereby reduce the administrative costs of mailing securities filings and notices to such holders.

After the Offer is completed, we believe that our anticipated cash flow from operations, our access to credit facilities and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.” In considering the Offer, our management and our board of directors took into account the expected financial impact of the Offer and other transactions.

Our board of directors has approved the Offer. However, neither we, nor any of our board of directors, executive officers, the information agent, depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into the Offer because we believe that you should make your own decision based on your views as to the value of SonoSite’s shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the Offer. Accordingly, assuming we purchase 3,831,417 shares in the Offer, which represents the maximum amount of shares that we would purchase based on the minimum price per share of $26.10, the beneficial ownership of our directors and executive officers will increase to approximately 9.0%. Our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

Certain Effects of the Offer

The Offer presents potential risks and disadvantages to us and our continuing shareholders. It will reduce our “public float,” which is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future as well as increased volatility of our share price. See Section 12. Future open market purchases, if authorized, would further reduce our public float.

Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in SonoSite as a result of a partial tender of shares or a proration will continue to be owners of SonoSite. As a result, those shareholders will likely realize a proportionate increase in their relative equity interest in SonoSite and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares.

Shareholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price which may be significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the Offer.

Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the Offer. Accordingly, assuming we purchase 3,831,417 shares in the Offer, which represents the maximum amount of shares that we would purchase based on the minimum price per share of $26.10 in the Offer, the beneficial ownership of our directors and executive officers will increase to approximately 9.0%. In addition, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

We may in the future purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

Shares acquired pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further shareholder action except as required by applicable law or the rules of NASDAQ or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in the Offer.

Other Plans or Proposals.

Except as described in this Offer to Purchase, we currently have no plans or proposals that relate to or would result in:

•	An extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	A purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets that would be material to us and our subsidiaries, taken as a whole;

•	Any material change in our dividend policy, or indebtedness or capitalization (other than changes in our capitalization resulting from the Offer);

•	Any change in our present board of directors or executive officers;

•	Any other material change in our corporate structure or business;

•

A class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system of a registered national securities association;

•	A class of our equity securities becoming eligible for termination of registration under the Exchange Act;

•	The suspension of our obligation to file reports under the Exchange Act;

•	The acquisition by any person of additional securities of ours or the disposition of our securities; or

•	Any changes in our charter, bylaws or other governing instruments or other acquisitions that could impede acquisition or control of us.

Although we do not currently have any plans, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be properly tendered, EITHER (1) OR (2) below must happen:

(1) The depositary must receive all of the following before 5:00 p.m., New York Time, on the expiration date at the depositary’s address on the back page of this Offer to Purchase:

•

Either (a) the certificates for the shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a confirmation of receipt of the shares; and

•

Either (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type we describe below; and

•	Any other documents required by the Letter of Transmittal.

(2) You must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called “Price at Which You Are Tendering.” A tender of shares will be proper if, and only if, this pricing section is properly completed.

•

If you wish to indicate a specific price (in multiples of $0.10 per share) at which your shares are being tendered, you must check ONE box in the section of the Letter of Transmittal below the caption “Shares Tendered at a Price Determined by You.” You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

•

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal below the caption “Shares Tendered at a Price Determined Pursuant to the Offer.” This means that you will accept the purchase price selected by us in accordance with the terms of the Offer. Note that this election could result in your shares being purchased at the minimum price of $26.10 per share.

If you want to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the “Price at Which You Are Tendering” section on each Letter of Transmittal.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of Transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

•

The Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed the box captioned “Special Delivery Instructions” on the Letter of Transmittal; or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an “eligible guarantor institution.”

See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you are completing the box captioned “Special Delivery Instructions” in the Letter of Transmittal, then:

•	Your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

•	The signature on (1) the Letter of Transmittal, and (2) on your endorsed certificates or stock power must be guaranteed by an eligible guarantor institution.

Method of Delivery. Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of all of the following:

•	Certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility as described below;

•

One of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer; and

•	Any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to insure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the depositary and not to us, the dealer manager, the information agent or the book-entry transfer facility. Any documents delivered to us, the dealer manager, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary’s account in accordance with that facility’s procedure for the transfer. However, even if delivery of shares is made through book-entry transfer into the depositary’s account at the book-entry transfer facility, EITHER (1) OR (2) below must occur:

(1) The depositary must receive all of the following before 5:00 p.m., New York Time, on the expiration date at the depositary’s address on the back page of this Offer to Purchase:

•

One of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent’s message as described below; and

•	Any other documents required by the Letter of Transmittal; or

(2) The guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against them.

Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

•	The tender is made by or through an eligible guarantor institution;

•

The depositary receives by mail, overnight courier or facsimile transmission, prior to the expiration time, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

•	All of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the notice of guaranteed delivery, either:

•

the certificates representing the shares being tendered together with (a) a Letter of Transmittal, or a facsimile thereof, relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or

•

in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under “Book-Entry Delivery”: (a) a Letter of Transmittal or a facsimile thereof, relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of we, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at the expiration date, the person so tendering:

•

within the meaning of Rule 14e-4, has a “net long position” equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares and will deliver or cause to be delivered the shares within the period specified in the Offer; or

•

in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the Offer, delivers or causes to be delivered the shares within the period specified by the Offer.

A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered; and

•	the tender of shares complies with Rule 14e-4.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and related documents.

Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

Procedure for Stock Options. We are not offering, as part of the Offer, to purchase any stock options outstanding and tenders of stock options will not be accepted. Holders of stock options who wish to participate in the Offer may exercise their stock options and purchase shares, and then tender the shares under the Offer, provided that any exercise of a stock option and tender of shares is in accordance with applicable law and the terms of the applicable plan and option agreements. In no event are any stock options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the Offer are not purchased in the Offer for any reason.

Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 28% of the gross payments payable pursuant to the Offer, each non-corporate shareholder who is not a foreign shareholder (as defined below) and who does not otherwise establish an exemption from backup withholding must notify the depositary of the shareholder’s correct taxpayer identification number (employer identification number or social security number), and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on Substitute Form W-9 may subject the shareholder to a $50 penalty imposed by the Internal Revenue Service (“IRS”). Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding requirements.

In order for a foreign shareholder to qualify as a recipient exempt from backup withholding, that shareholder must submit a statement (generally, an IRS Form W-8-BEN or other applicable Form W-8), signed under penalties of perjury, attesting to that shareholder’s exempt status. However, as described above in the Summary Term Section entitled “What are the United States federal tax consequences if I tender my shares to SonoSite”, we stated our intention to withhold on payments to foreign shareholders at a rate of 30% of the gross proceeds paid, unless the foreign shareholder establishes an entitlement to a lower or zero withholding rate by timely filing the applicable Form W-8. Since backup withholding does not apply to amounts subject to a 30% withholding rate or to amounts subject to a reduced or zero rate of withholding by reason of the filing of a Form W-8 by a foreign shareholder, the backup withholding rules should have no practical application to foreign shareholders in the instant transaction.

If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, and partners in such partnership, should consult their own tax advisors.

ANY TENDERING SHAREHOLDER WHO IS NOT A FOREIGN SHAREHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR APPLICABLE FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

Gross proceeds payable pursuant to the Offer to a foreign shareholder or a foreign shareholder’s agent will be subject to U.S. withholding tax of 30%, unless the depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder generally is a shareholder that is not a U.S. Holder (as defined in Section 14).

A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if the shareholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and the a higher rate was withheld. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a foreign shareholder must deliver to the depositary before any payment is made to the shareholder, a properly completed and executed IRS Form W-8BEN (or other applicable W-8) claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the depositary before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption or reduction. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of certain United States federal income tax consequences generally applicable to tendering shareholders. See Section 14.

Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, destroyed or mutilated, you should contact Computershare Trust Company N.A., the transfer agent for the shares at (800) 546-5141 (toll-free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact the depositary immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

4. Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time before the expiration date. Upon and after the effective date, tenders of shares are irrevocable except that shares may be withdrawn at any time after 12:01 a.m., New York time, on March 19, 2010. if we have not already accepted your shares for payment after the Offer expires. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of we, the depositary, the information agent, the dealer manager or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 3.

If we extend the Offer, or if we are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may retain on our behalf all tendered shares, and those shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the Offer.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will:

•

Determine the purchase price that we will pay for shares properly tendered and not properly withdrawn under the Offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders; and

•	Accept for payment and pay for, and thereby purchase, shares properly tendered at or below the purchase price and not properly withdrawn.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under the Offer. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of:

•	Certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility;

•	A properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an agent’s message in the case of a book-entry transfer; and

•	Any other documents required by the Letter of Transmittal.

We will pay for the shares purchased under the Offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration immediately following expiration of the Offer. In such cases it could be seven to ten business days after the expiration date before we are able to commence payment for the tendered shares.

Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in the Offer. If, however:

•

Payment of the purchase price is to be made to, or, in the circumstances permitted by the Offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder; or

•	If tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the Letter of Transmittal

Any tendering shareholder who is not a foreign shareholder or other payee that fails to complete fully and sign the substitute form W-9 included in the Letter of Transmittal or applicable form W-8 may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 regarding federal income tax consequences for foreign shareholders.

6. Conditional Tender of Shares.

Under certain circumstances, we may prorate the number of shares purchased in the Offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each shareholder to consult with his or her own tax advisor.

If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the notice of guaranteed delivery. In the appropriate box in the Letter of Transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if shares having an aggregate purchase price of more than $100 million are properly tendered at or below the purchase price and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would have an aggregate purchase price of below $100 million, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase shares having an aggregate purchase price of $100 million. In selecting these conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the shareholder.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after January 19, 2010 and prior to the time of payment for any shares (whether or not any shares have theretofore been accepted for payment, purchased or paid for under the Offer) any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares in the Offer:

1. There shall have been threatened, instituted, pending or taken before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

(a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of shares under the Offer, or is otherwise related in any manner to, or otherwise affects, the Offer; or

(b) could, in our reasonable judgment, materially affect our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or other), income, operations or prospects, or the ownership of our shares, or which in our reasonable judgment makes it inadvisable for us to proceed with the Offer;

2. There shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

3. The declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

4. Any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

5. The commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

6. Any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

7. Any change or event occurs, is discovered, or is threatened relating to our business, general affairs, management, financial position, stockholders equity, income, results of operations, condition (financial or otherwise), income, operations or prospects or in ownership of our shares, which in our reasonable judgment is or may be material to us or otherwise makes it inadvisable for us to proceed with the Offer;

8. In the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

9. A 10% or greater decrease in the market price of our shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects or that of our subsidiaries, taken as a whole, or on the trading in our shares;

10. Any decline in the NASDAQ Composite Index, the New York Stock Exchange Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index of at least 10% measured from the close of business on January 15, 2010;

11. A tender or exchange offer with respect to some or all of our outstanding shares, other than the Offer, or a merger, acquisition, business combination or other similar transaction involving us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares (in each case, other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission before January 19, 2010 or in any subsequent Schedule 13G filed with the Securities and Exchange Commission) or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares;

12. Any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares; or

13. We determine that the completion of the Offer and the purchase of the shares may cause our common stock to be delisted from NASDAQ or to be subject to deregistration under the Exchange Act.

The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances (including our action or inaction) that give rise to the conditions and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of the Offer. Any determination or judgment by SonoSite concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends; Rights Agreement.

Our shares are listed and principally traded on NASDAQ under the symbol “SONO.” The high and low sales prices per share on NASDAQ as compiled from published financial sources for the periods indicated are listed below:

	High	Low
Fiscal Year Ended December 31, 2008
First Quarter	$20.58	$15.61
Second Quarter	$20.80	$15.27
Third Quarter	$28.48	$18.00
Fourth Quarter	$29.16	$21.89

Fiscal Year Ended December 31, 2009
First Quarter	$39.20	$24.57
Second Quarter	$33.45	$27.20
Third Quarter	$38.74	$27.17
Fourth Quarter	$31.29	$15.62

Fiscal Year Ended December 31, 2010
First Quarter (through January 15, 2010)	$28.65	$23.61

On January 8, 2010, the last full trading day before we announced the Offer, the closing per share price of our common stock on NASDAQ was $26.10. On January 15, 2010, the last full trading day before we commenced the Offer, the closing per share price of our common stock on NASDAQ was $28.16. We urge shareholders to obtain current quotations of the market price of the shares.

Dividends. We have not paid cash dividends since our inception. We currently do not anticipate paying cash dividends in the foreseeable future.

Rights Agreement. In April 1998, the board of directors of SonoSite approved a Rights Agreement, as subsequently amended (“Rights Agreement”), declaring a dividend of one share purchase right for each share of common stock held, par value $0.01 per share, of SonoSite common stock. The description and terms of the rights are set forth in that certain Rights Agreement between SonoSite, Inc. and Computershare Trust Company N.A. In the event the rights become exercisable, each right entitles shareholders to buy, at an exercise price approximating our board of directors’ estimate of the long-term value of one share of our common stock. The rights are triggered if an acquiror acquires, or successfully makes a tender offer for, 20% or more of our outstanding common stock. In such event, each shareholder other than the acquirer would have the right to purchase, at the exercise price, a number of newly issued shares of our capital stock at a 50% discount. If the acquiror were to acquire 50% or more of our assets, or earning power, each shareholder would have the right to purchase, at the exercise price, a number of shares of acquiror’s stock at a 50% discount. Our board of directors may redeem the rights at a nominal cost at any time before a person acquirers 20% or more of our outstanding common stock, which allows board-approved transactions to proceed. In addition, our board of directors may exchange all or part of the rights (other than rights held by the acquiror) for such number of shares of our common stock equal in value to the exercise price. Such an exchange produces the desired dilution without actually requiring our shareholders to purchase shares. The Rights Agreement expires on April 5, 2013. The rights under this Rights Agreement will not be triggered by this Offer. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.2 to Form 8-K dated November 29, 2007 and Exhibit 4.2 to the Company’s Current Report on Form 10-K, dated March 12, 2009, each as filed with the Securities and Exchange Commission on the date indicated and incorporated by reference herein.

Any purchase of shares of our common stock in the Offer shall include the purchase of the related purchase rights.

9. Source and Amount of Funds.

Funding. The aggregate purchase price will be $100 million, unless the Offer is undersubscribed. We expect to fund the purchase from existing cash on hand.

10. Information About Us.

General. SonoSite is a world leader in hand-carried ultrasound, or HCU, systems, specializing in the development of HCU systems for use in a variety of medical specialties in a range of clinical settings at the point-of-care. Our proprietary technologies have enabled us to design HCU systems that combine high resolution, all-digital, broadband imaging with advanced features and capabilities typically found on cart-based ultrasound systems. We believe that the performance, size, durability, ease of use and cost-effectiveness of our products are expanding existing ultrasound markets, and are opening new markets by bringing ultrasound visualization out of the imaging lab to the point-of-care such as the patient’s bedside or the physician’s examining table for diagnosis and procedural guidance. We commenced operations as a division of ATL Ultrasound, Inc. or ATL (now part of Philips Medical Systems). On April 6, 1998, we became an independent, publicly owned company through a distribution of one new share of our stock for every three shares of ATL stock held as of that date.

The principal executive offices of SonoSite are located at 21919 30th Drive SE, Bothell, WA 98021-3904, and our telephone number is (425) 951-1200. Our website is located at www.sonosite.com; the information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. In connection with this Offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to the Offer.

Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This Offer to Purchase incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the Securities and Exchange Commission. These documents contain important information about us.

Annual Report on Form 10-K	Fiscal year ended December 31, 2008; Filed March 12, 2009

Quarterly Report on Form 10-Q	Quarter ended March 31, 2009, Filed May 4, 2009; Quarter ended June 30, 2009, Filed August 3, 2009; Quarter ended September 30, 2009, Filed November 9, 2009

Current Reports on Form 8-K	Filed on February 12, 2009, February 13, 2009, April 14, 2009, June 10, 2009, July 7, 2009, July 27, 2009, July 30, 2009, August 12, 2009, August 17, 2009 and October 22, 2009

Definitive Proxy Statement on Schedule 14A	Filed on March 23, 2009

You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

SonoSite, Inc.

21919 30th Drive SE

Bothell, WA 98021-3904

United States

Telephone: (425) 951-1200

Toll Free: (888) 482-9449

Fax: (425) 951-1201

Copies of these filings are also available, without charge, on our website at http://www.sonosite.com.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

The following table sets forth, as of January 15, 2010, certain information with respect to the beneficial ownership of our common stock by (i) each shareholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each executive officer and director of SonoSite, and (iii) all directors and executive officers as a group, and does not take into account any effects of the Offer:

	Number of Shares (1)	Percentage of Class
5% Shareholders
Wells Fargo & Company and affiliated entities (2) 420 Montgomery Street San Francisco, CA 94163	2,671,443	15.4%

BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	1,764,938	10.2%

Capital World Investors (2) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	1,184,100	6.8%

Barclays Global Investors, NA and affiliated entities (2) 400 Howard Street San Francisco, CA 94105	1,049,911	6.0%

Kevin Goodwin (3)	300,366	1.7%

Michael Schuh (4)	152,125	*

Kirby L. Cramer (5)	108,000	*

Jacques Souquet.Ph.D. (6)	101,794	*

William G. Parzybok, Jr. (7)	96,500	*

Steven R. Goldstein, M.D. (8)	85,600	*

Graham Cox (8)	82,608	*

Robert G. Hauser, M.D. (10)	52,000	*

Carmen L. Diersen (11)	42,500	*

Paul V. Haack (12)	32,000	*

James Gilmore (13)	33,623	*

James Branman (14)	17,944	*

All Executive Officers and Directors as a Group (16 people)	1,105,327	6.4%

*	Less than 1%
(1)	Consists of shares subject to options exercisable within 60 days of January 15, 2010.
(2)	Based on publicly available information as of December 31, 2009, as contained in a Schedule 13G filed with the SEC.
(3)	Includes 128,559 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.
(4)	Includes 133,625 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.
(5)	Includes 75,000 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010. Includes 2,000 shares held by Mr. Cramer’s spouse.
(6)	Includes 75,000 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.
(7)	Includes 75,000 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.
(8)	Includes 75,000 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.

(9)	Includes 54,375 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.
(10)	Includes 45,000 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.
(11)	Includes 35,000 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.
(12)	Includes 25,000 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.
(13)	Includes 5,625 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.
(14)	Includes 3,634 shares that are subject to stock options that may be exercised within 60 days of January 15, 2010.

The information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the Securities and Exchange Commission.

Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the Offer. Accordingly, assuming we purchase 3,831,417 shares in the Offer, which represents the maximum amount of shares that we would purchase based on the minimum price per share of $26.10 in the Offer, the beneficial ownership of our directors and executive officers will increase to approximately 9.0%. Our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer.

Equity Compensation Plan Information.

At December 31, 2009, we had six stock-based employee compensation plans: the 1998 Nonofficer Employee Stock Option Plan (“1998 NOE Plan”), the 1998 Stock Option Plan (“1998 Plan”), the Nonemployee Director Stock Option Plan (“Director Plan”), the Management Incentive Compensation Plan (“MIC Plan”), the Amended and Restated 2005 Stock Incentive Plan (“2009 Plan”), and the 2005 Employee Stock Purchase Plan (“2005 ESPP”).

The following table summarizes our equity compensation plans as of December 31, 2008:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (3)
Equity compensation plans approved by security holders	2,068,000	(1)	$16.80	1,005,000	(4)
Equity compensation plans not approved by security holders	320,000	(2)	$22.84	—
Totals	2,388,000		$17.61	1,005,000

(1)	Issuable under our 1998 Stock Option Plan, Management Incentive Compensation Plan, Nonemployee Director Stock Option Adjustment Plan and 2005 Stock Incentive Plan. The plans are described in Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
(2)	Issuable under our 1998 Nonofficer Employee Stock Option Plan as described in Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Also includes 85,000 options outside of all plans issued to corporate officers, which are also described in Note 9 to the Consolidated Financial Statements.

Recent Securities Transactions. Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our subsidiaries or persons controlling us nor, to our knowledge, any of our directors, executive officers or associates, nor any director or executive officer of any of our subsidiaries, has effected any transactions in our shares during the 60 days prior to the date of this Offer to Purchase.

Arrangements With Others Concerning Our Securities. Except (i) for the Rights Agreement described in Section 8 above; (ii) for outstanding options to purchase shares granted to certain employees (including executive officers); (iii) for stock and options held in SonoSite’s various equity compensation plans, and (iv) as otherwise described in this Offer to Purchase, neither we nor any of our subsidiaries or person controlling us nor, to our knowledge, any of our directors, executive officers or associates, nor any director or executive officer of any of our subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Offer on the Market for Our Shares; Registration Under the Securities Exchange Act of 1934.

Our purchase of shares in the Offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. As of January 15, 2010, approximately 17,363,186 shares of our common stock were held by non-affiliated shareholders. Assuming the Offer is fully subscribed, we will have between approximately 13,531,769 and 14,029,853 shares held by non-affiliated shareholders following the purchase of shares tendered in the Offer, based on the minimum price per share of $26.10 and the maximum price per share of $30.00, respectively. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer.

This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares. Based on the published guidelines of NASDAQ, we do not believe that our purchase of shares pursuant to the Offer will cause our remaining shares to be delisted from NASDAQ.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish specific information to our shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the Offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section  7.

14. Certain United States Federal Income Tax Consequences.

The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, with possible retroactive effect. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to U.S. Holders.

The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Code, and does not address matters that may be relevant to shareholders in light of their particular circumstances. It also does not address matters that may be relevant to certain shareholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, shareholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction. The discussion does not consider the effect of any applicable estate tax, gift tax, state, local or foreign tax consequences of participating in the Offer. Each U.S. Holder is urged to consult the U.S. Holder’s tax advisor as to the particular tax consequences to such U.S. Holder of participating or not participating in the Offer, including the applications of state, local and foreign tax laws and possible tax law changes.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

Foreign shareholders (as defined in Section 3) should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable U.S. withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Tender Offer. The exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares of our stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares of our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned (directly and by attribution) by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends, without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

To the extent that amounts received pursuant to the Offer that are treated as dividends exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of the tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Accordingly, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be exchanged pursuant to the Offer in order for the shareholder to meet any of the three Section 302 tests for sale or exchange treatment, rather than dividend treatment, for U.S. federal income tax purposes. Each U.S. Holder is urged to consult the U.S. Holder’s own tax advisor as to the application of the Section 302 tests to his or her particular circumstances.

Withholding. For a discussion of certain withholding tax consequences to tendering shareholders, see Section 3.

Information Reporting. Information statements will be provided to U.S. Holders whose shares are purchased by us and to the IRS, reporting the payment of the total purchase price (except with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations).

The federal income tax discussion set forth above is included for general information only. Each U.S. Holder is urged to consult the U.S. Holder’s own tax advisor to determine the particular tax consequences to him or her (including the applicability and effect of the constructive ownership rules and estate and gift taxes, foreign, state and local tax laws and possible tax law changes) of the sale of shares pursuant to the Offer.

15. Extension of The Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer.

The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to PR Newswire or another comparable news service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we undertake any of the following actions:

•	increase or decrease the range of prices to be paid for the shares by more than 2%;

•	increase the amount of shares being sought in the Offer;

•	decrease the amount of shares being sought in the Offer; or

•	materially change the fees to be paid to our dealer manager,

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the Offer will be extended until the expiration of a period of ten business days.

16. Fees and Expenses.

We have retained J.P. Morgan Securities Inc. to act as our dealer manager in connection with the Offer The dealer manager will receive customary compensation in connection with the Offer. We have also agreed to reimburse the dealer manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the dealer manager against various liabilities in connection with the Offer, including liabilities under the federal securities laws. The dealer manager in the ordinary course of its business purchases and/or sells our securities, including the shares, for its own account and for the account of its customers. As a result, the dealer manager at any time may own certain of our securities, including the shares. In addition, the dealer manager may tender shares into the tender offer for its own account.

We have retained Georgeson Inc. to act as information agent and Computershare to act as depositary in connection with the Offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee shareholders forward materials relating to the Offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the Offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the Offer and related materials to the beneficial owners for when they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our dealer manager, information agent or depositary for purposes of the Offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 7 of the Letter of Transmittal.

17. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In accordance with Rule 13e-4 under the Exchange Act, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by SonoSite, the dealer manager or the information agent.

SonoSite, Inc.

January 19, 2010

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Mail Computershare Trust Company, N.A. Attention: Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier or Registered Mail Computershare Trust Company, N.A. Attention: Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each SonoSite record shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.

Any questions or requests for assistance may be directed to the information agent or the dealer manager at their telephone numbers or addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, shareholders are directed to contact the depositary.

The Information Agent for the Offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll-Free (800) 509-0976

The Dealer Manager for the Offer is:

383 Madison Avenue, 5th Floor

New York, NY 10179

(877) 371-5947 (call toll-free)